Exhibit 99.3

Offer to Exchange
7 3/4% Senior Notes due 2014
which have been registered under the Securities Act of 1933, for any and all outstanding
7 3/4% Senior Notes due 2014
of
GULFMARK OFFSHORE, INC.

To Registered Holders and Book-Entry Transfer Facility Participants:

     We are enclosing herewith the materials listed below relating to the offer by GulfMark Offshore, Inc., a Delaware corporation (the “Company”), to exchange its 7 3/4% Senior Notes due 2014 (the “Exchange Notes”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 7 3/4% Senior Notes due 2014 (the “Old Notes”) upon the terms and subject to the conditions set forth in the Company’s Prospectus, dated _________, 2004, and the related Letter of Transmittal (which together constitute the “Exchange Offer”).

     Enclosed herewith are copies of the following documents:

     1. Prospectus dated _________, 2004;

     2. Letter of Transmittal;

     3. Notice of Guaranteed Delivery;

     4. Instruction to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner; and

     5. Letter which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

     We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on _________, 200___, unless extended.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     Pursuant to the letter of Transmittal, each holder of Old Notes will represent to the Company that (i) it has full power and authority to tender, exchange, sell, assign and transfer the tendered Old Notes and to acquire Exchange Notes issuable upon the exchange of Old Notes; (ii) when the Old Notes are accepted for exchange, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances; (iii) the tendered Old Notes are not subject to any adverse claims or proxies; (iv) it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the tendered Old Notes; (v) it will comply with its obligations under the Registration Rights Agreement; (vi) it has read and agrees to all of the terms of the Exchange Offer; (vii) it is not an “affiliate” of the Company; (viii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business; and (ix) it is not participating and does not intend to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes.

     If the tendering holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes, you will represent on behalf of such broker-dealer that the Old Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements for the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

     The enclosed Instruction to Registered Holder and/or Book-Entry Transfer Participant from Beneficial Owner contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

     The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer.

     The Company will pay or cause to be paid any transfer taxes payable on the transfer of Old Notes to it, except as otherwise provided in Instruction 11 of the enclosed Letter of Transmittal.

     Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,

U.S. BANK NATIONAL ASSOCIATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF GULFMARK OFFSHORE, INC. OR U.S. BANK NATIONAL ASSOCIATION OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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